Exhibit 10.2

May 22, 2012

Cloud Star Corporation

Formerly Accend Media

P.O. Box 4906

Mission Viejo, CA 92690

RE: LOCK-UP AGREEMENT

Gentlemen:

The undersigned, a director and major security holder of Cloud Star Corporation, formerly known as Accend Media) a Nevada corporation ((the "Company"), understands that the Company is the process of building its business and infrastructure. This lock up agreement adds a level of protection to new investors, to prevent the undersigned from liquidating his stock holdings and adversely affecting the market of the stock.

The undersigned is the record owner of 60,000,000 shares of the common stock of Cloud Star, par value $0.001 per share (the "Shares), and understands that some of their Shares may be eligible for sale under the Securities Act of 1933, as amended, subject to certain limitations included in said Rule.

It is further agreed that:

1. The undersigned will not sell any of their shares of the common stock owned by the undersigned, directly or indirectly, until May 23, 2013.

2. The undersigned acknowledges that Globex Transfer, LLC, 780 Deltona Blvd., Suite 202, Deltona, FL 32725, the authorized transfer agent for the Company, has been advised of the restrictions described herein and that any attempts by the undersigned to violate said restriction may result in legal action(s) by the Company. The undersigned further agrees, upon the request of the Company, that in addition to any other restrictions reflecting that the Shares have not been registered under the Securities Act of 1933, as amended, may be placed on individual certificates issued.

THIS LOCK-UP AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Sincerely,

/s/ Safa Movassaghi

Safa Movassaghi

cc: Globex Transfer, LLC